Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160


                     SILGAN ANNOUNCES FIRST QUARTER EARNINGS
                      AND CONFIRMS FULL YEAR 2009 ESTIMATE


STAMFORD, CT, April 30, 2009 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported first quarter 2009 net income of $27.7 million, or $0.72 per diluted share, as compared to first quarter 2008 net income of $21.2 million, or $0.55 per diluted share. Results for 2009 included pre-tax rationalization charges of $1.4 million, or $0.03 per diluted share net of tax. Results for 2008 included pre-tax rationalization charges of $4.7 million, or $0.08 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"Each of our operating businesses continued to perform well during the first quarter, particularly given the current economic environment," said Tony Allott, President and CEO. "Their continued focus on manufacturing efficiencies and cost controls allowed us to deliver adjusted net income per diluted share of $0.75 for the first quarter 2009, a 19 percent increase over the same quarter a year ago. As expected, our plastics business benefited from the positive impact from the lagged pass through of resin price declines, partly offset by weaker demand, and our closures business continued to see volume declines in the single-serve beverage market. Our food can volume was in line with expectations given the fourth quarter 2008 buy ahead and continues

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SILGAN HOLDINGS
April 30, 2009
Page 2


to show stability in the face of changing consumption patterns," continued Mr. Allott. "Based on the first quarter results, we remain positive in our outlook for the year and are confirming our full year 2009 earnings estimate," concluded Mr. Allott.

Net sales for the first quarter of 2009 were $655.4 million, a decrease of $24.4 million, or 3.6 percent, as compared to $679.8 million in 2008. This decrease was primarily the result of lower average selling prices in the plastic container business largely attributable to the pass through of resin price declines, the impact of unfavorable foreign currency translation and lower volumes across all of our businesses, partially offset by higher average selling prices in the metal food container and closures businesses due to the pass through of higher raw material and other manufacturing costs.

Income from operations for the first quarter of 2009 was $53.6 million, an increase of $3.8 million, or 7.6 percent, as compared to $49.8 million for the first quarter of 2008, and operating margin increased to 8.2 percent from 7.3 percent for the same periods. The increase in income from operations was primarily attributable to lower rationalization charges, benefits from the lagged pass through of declines in resin costs in the plastic container business, effective cost control and manufacturing efficiencies, partially offset by the impact from lower unit volumes across all businesses, increased pension expense and higher depreciation expense. The first quarter of 2008 included management fee income of $2.2 million related to the Company's management of the White Cap closures operations in Brazil prior to its acquisition in April 2008.

Interest and other debt expense for the first quarter of 2009 was $10.4 million, a decrease of $5.9 million as compared to 2008. This decrease was primarily due to lower market interest rates and lower average debt balances outstanding in the first quarter of 2009 as compared to the same period in 2008.

Metal Food Containers

Net sales of the metal food container business were $371.6 million for the first quarter of 2009, an increase of $20.4 million, or 5.8 percent, as compared to $351.2 million in 2008. This increase was primarily due to higher average selling prices as a result of the pass through of

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SILGAN HOLDINGS
April 30, 2009
Page 3


higher raw material and other manufacturing costs, partially offset by lower unit volumes principally due to an apparent customer buy ahead in the fourth quarter of 2008.

Income from operations of the metal food container business increased in the first quarter of 2009 to $26.6 million as compared to $25.1 million in 2008, and operating margin increased slightly to 7.2 percent from 7.1 percent over the same periods. The increase in income from operations was primarily the result of improved manufacturing efficiencies including benefits from the replenishment of inventory which was reduced late in the fourth quarter of 2008 and lower rationalization charges, partially offset by the impact of lower unit volumes, higher pension expense and increased depreciation expense.

Closures

Net sales of the closures business were $142.3 million in the first quarter of 2009, a decrease of $14.1 million, or 9.0 percent, as compared to $156.4 million in 2008. This decrease was primarily the result of unfavorable foreign currency translation and moderately lower unit volumes largely attributable to the decline in the single-serve beverage markets and the customer buy ahead of metal closures in the fourth quarter of 2008, partially offset by slightly higher average selling prices as the pass through of higher steel costs exceeded the pass through of lower resin costs.

Income from operations of the closures business for the first quarter of 2009 decreased $0.2 million to $14.3 million as compared to $14.5 million in 2008, while operating margin increased to 10.0 percent from 9.3 percent over the same periods. The decrease in income from operations was primarily attributable to lower unit volumes and the year-over-year impact of the management fee income from the Brazilian operations of $2.2 million recognized in the first quarter of 2008, mostly offset by the benefits of ongoing cost reduction initiatives, improved manufacturing efficiencies and lower rationalization charges. Rationalization charges of $1.4 million were recognized in the first quarter of 2009 for a reduction in workforce at the operating facility in Germany.

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SILGAN HOLDINGS
April 30, 2009
Page 4


Plastic Containers

Net sales of the plastic container business were $141.5 million in the first quarter of 2009, a decrease of $30.7 million, or 17.8 percent, as compared to $172.2 million in 2008. This decrease was due to a moderate decline in unit volumes attributable to the ongoing demand weakness, lower average selling prices as a result of the pass through of lower raw material costs and the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business for the first quarter of 2009 was $16.1 million, an increase of $3.5 million as compared to $12.6 million in 2008, and operating margin increased to 11.4 percent from 7.3 percent over the same periods. This increase was attributable to the positive effects from the lagged pass through of declining resin costs, ongoing focus on cost reductions, improved manufacturing efficiencies and lower rationalization charges, slightly offset by the impact from lower unit volumes and higher pension expense.

Dividend

On March 25, 2009, the Company paid a quarterly cash dividend in the amount of $0.19 per share to holders of record of common stock of the Company on March 11, 2009. This dividend payment aggregated $7.3 million.

Outlook for 2009

The Company is reaffirming its estimate of adjusted net income per diluted share for the full year of 2009 in the range of $3.75 to $3.95. This estimate excludes rationalization charges. The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2009, which excludes rationalization charges, in the range of $0.75 to $0.85, as compared to adjusted net income per diluted share of $0.92 in the second quarter of 2008. These estimates reflect our cautious outlook given current economic conditions.

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SILGAN HOLDINGS
April 30, 2009
Page 5


Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2009 at 11:00 a.m. eastern time on April 30, 2009. The toll free number for domestic callers is (888) 239-5247, and the number for international callers is (913) 312-0954. For those unable to listen to the live call, a taped rebroadcast will be available through May 14, 2009. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 1679546.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2008. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2008 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                     * * *

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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                         For the quarter ended March 31,
                 (Dollars in millions, except per share amounts)



                                                         2009          2008
                                                         ----          ----

Net sales                                               $655.4        $679.8

Cost of goods sold                                       559.1         589.7
                                                        ------        ------

   Gross profit                                           96.3          90.1

Selling, general and administrative expenses              41.3          35.6

Rationalization charges                                    1.4           4.7
                                                        ------        ------

   Income from operations                                 53.6          49.8

Interest and other debt expense                           10.4          16.3
                                                        ------        ------

   Income before income taxes                             43.2          33.5

Provision for income taxes                                15.5          12.3
                                                        ------        ------

   Net income                                           $ 27.7        $ 21.2
                                                        ======        ======

Earnings per share:
   Basic net income per share                            $0.73         $0.56
   Diluted net income per share                          $0.72         $0.55

Cash dividends per common share                          $0.19         $0.17

Weighted average shares (000's):
   Basic                                                38,087        37,754
   Diluted                                              38,418        38,189

                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)


                                                      2009          2008
                                                      ----          ----
Net sales:
     Metal food containers                           $371.6        $351.2
     Closures                                         142.3         156.4
     Plastic containers                               141.5         172.2
                                                     ------        ------
         Consolidated                                $655.4        $679.8
                                                     ======        ======

Income from operations:
     Metal food containers (a)                       $ 26.6        $ 25.1
     Closures (b)                                      14.3          14.5
     Plastic containers (c)                            16.1          12.6
     Corporate                                         (3.4)         (2.4)
                                                     ------        ------
         Consolidated                                $ 53.6        $ 49.8
                                                     ======        ======


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)

                                                          March 31,      March 31,      Dec. 31,
                                                            2009           2008           2008
                                                            ----           ----           ----
Assets:
   Cash and cash equivalents                              $  201.0       $  169.2       $  163.0
   Trade accounts receivable, net                            256.4          282.1          266.9
   Inventories                                               469.2          517.7          392.3
   Other current assets                                       29.1           29.5           31.1
   Property, plant and equipment, net                        879.5          937.3          902.2
   Other assets, net                                         400.5          439.3          408.1
                                                          --------       --------       --------
      Total assets                                        $2,235.7       $2,375.1       $2,163.6
                                                          ========       ========       ========

Liabilities and stockholders' equity:
   Current liabilities, excluding debt                    $  344.7       $  366.1       $  412.0
   Current and long-term debt                              1,019.6        1,225.8          884.9
   Other liabilities                                         334.0          266.4          342.1
   Stockholders' equity                                      537.4          516.8          524.6
                                                          --------       --------       --------
      Total liabilities and stockholders' equity          $2,235.7       $2,375.1       $2,163.6
                                                          ========       ========       ========


(a)  Includes  rationalization  charges of $1.3  million in 2008.
(b) Includes rationalization charges of $1.4 million and $2.6 million in 2009 and 2008, respectively.
(c)  Includes rationalization charge of $0.8 million in 2008.

                                     SILGAN HOLDINGS INC.
                        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (UNAUDITED)
                                For the quarter ended March 31,
                                    (Dollars in millions)


                                                                    2009          2008
                                                                    ----          ----
Cash flows provided by (used in) operating activities:
   Net income                                                      $ 27.7        $ 21.2
   Adjustments to reconcile net income to net cash
    used in operating activities:
      Depreciation and amortization                                  36.8          36.0
      Rationalization charges                                         1.4           4.7
      Other changes that provided (used) cash, net
       of effects from acquisitions:
          Trade accounts receivable, net                              5.0         (52.7)
          Inventories                                               (81.9)        (73.3)
          Trade accounts payable and other changes, net             (25.3)         49.5
                                                                   ------        ------
      Net cash used in operating activities                         (36.3)        (14.6)
                                                                   ------        ------

Cash flows provided by (used in) investing activities:
   Purchases of businesses, net of cash acquired                      --          (10.5)
   Capital expenditures                                             (23.9)        (23.8)
   Proceeds from asset sales                                          0.1           0.2
                                                                   ------        ------
      Net cash used in investing activities                         (23.8)        (34.1)
                                                                   ------        ------

Cash flows provided by (used in) financing activities:
   Dividends paid on common stock                                    (7.3)         (6.5)
   Net borrowings and other financing activities                    105.4         128.5
                                                                   ------        ------
      Net cash provided by financing activities                      98.1         122.0
                                                                   ------        ------

Cash and cash equivalents:
   Net increase                                                      38.0          73.3
   Balance at beginning of year                                     163.0          95.9
                                                                   ------        ------
   Balance at end of period                                        $201.0        $169.2
                                                                   ======        ======



                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                  (UNAUDITED)
                         For the quarter ended March 31,

                                     Table A
                                     -------


                                                            First Quarter
                                                            -------------
                                                         2009          2008
                                                         ----         ----

Net income per diluted share as reported                $0.72          $0.55

Adjustments:
  Rationalization charges, net of tax                    0.03           0.08
                                                        -----          -----

Adjusted net income per diluted share                   $0.75          $0.63
                                                        =====          =====



                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                  (UNAUDITED)
                         For the quarter and year ended,

                                     Table B
                                     -------


                                                        Second Quarter                 Year Ended
                                                        --------------                 ----------
                                                           June 30,                   December 31,
                                                           --------                   ------------
                                                      Estimated      Actual        Estimated      Actual
                                                      ---------      ------        ---------      ------
                                                    Low      High                Low      High
                                                    2009     2009      2008      2009     2009      2008
                                                    ----     ----      ----      ----     ----      ----
Net income per diluted share as estimated
 for 2009 and as reported for 2008                 $0.75    $0.85     $0.87     $3.72    $3.92     $3.44

Adjustments:
 Rationalization charges, net of tax                0.00     0.00      0.05      0.03     0.03      0.25
                                                   -----    -----     -----     -----    -----     -----
Adjusted net income per diluted share
 as estimated for 2009 and presented
    for 2008                                       $0.75    $0.85     $0.92     $3.75    $3.95     $3.69
                                                   =====    =====     =====     =====    =====     =====

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.